UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------

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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. __)*



                             HEWLETT-PACKARD COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $1.00 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    428236103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 1, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  |_| Rule 13d-1(b)
  |X| Rule 13d-1(c)
  |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valued OMB Control Number.

SEC 1745 (3-98)

                                 Page 1 of 6 Pages

CUSIP No.  428236103                    13G
           ---------

--------------------------------------------------------------------------------
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     The David and Lucile Packard Foundation, IRS ID No.: 942278431

--------------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group

     Not Applicable.                                                  (a)  |_|
                                                                      (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
                      5        Sole Voting Power

                               128,714,828
                    ------------------------------------------------------------
     NUMBER OF        6        Shared Voting Power
       SHARES
    BENEFICIALLY               -0-
      OWNED BY      ------------------------------------------------------------
        EACH          7        Sole Dispositive Power
     REPORTING
    PERSON WITH                128,714,828
                    ------------------------------------------------------------
                      8        Shared Dispositive Power

                               -0-
--------------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     128,714,828
--------------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW 9

     12.5%
--------------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     CO
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                                 Page 2 of 6 Pages

CUSIP No.  428236103                    13G
           ---------


ITEM 1(A).     NAME OF ISSUER
---------      --------------
               Hewlett-Packard Company (the "Company")

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
---------      -----------------------------------------------
               3000 Hanover Street
               Palo Alto, California  94304

ITEM 2(A).     NAME OF PERSON FILING
---------      ---------------------
               The David and Lucile Packard Foundation

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
---------      -----------------------------------------------------------
               300 Second Street, Suite 200
               Los Altos, CA 94022

ITEM 2(C).     CITIZENSHIP
---------      -----------
               None

ITEM 2(D).     TITLE OF CLASS OF SECURITIES
---------      ----------------------------
               Common Stock, $1.00 par value per share

ITEM 2(E).     CUSIP NUMBER
---------      ------------
               428236103


ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR
------         --------------------------------------------------------
               13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
               ----------------------------------------------

                    (a) |_| Broker or Dealer registered under Section 15
               of the Act;

                    (b) |_| Bank as defined in section 3(a)(6) of the
               Act;

                    (c) |_| Insurance Company as defined in section
               3(a)(19) of the Act;

                                 Page 3 of 6 Pages

CUSIP No.  428236103                    13G
           ---------


                    (d) |_| Investment Company registered under section 8
               of the Investment Company Act;

                    (e) |_| Investment Adviser registered under section 203
               of the Investment Company Act of 1940;

                    (f) |_| Employee Benefit Plan, Pension Fund which is
               subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see sections 240.13d-1(b)(1)(ii)(F);

                    (g) |_| Parent Holding Company, in accordance with
               sections 240.13d-1(b)(ii)(G) (Note:  See Item 7); or

                    (h) |_| Group, in accordance with section 240.13d-
               1(b)(1)(ii)(H).

               Not Applicable


ITEM 4.        OWNERSHIP
------         ---------

               (a) Amount Beneficially Owned:     128,714,828
                                              ----------------------------------
               (b) Percent of Class:    12.5%
                                     -------------------------------------------

               (c) Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote
                              128,714,828
                    ------------------------------------------------------------
                    (ii) shared power to vote or to direct the vote
                              -0-
                    ------------------------------------------------------------
                    (iii) sole power to dispose or to direct the
               disposition of      128,714,828
                              --------------------------------------------------

                    (iv) shared power to dispose or to direct the
               disposition of         -0-
                              --------------------------------------------------


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------         --------------------------------------------

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

                                 Page 4 of 6 Pages

CUSIP No.  428236103                    13G
           ---------


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
------         --------------------------------------------------------
               PERSON
               ------

               Not Applicable


ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------         ---------------------------------------------------------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
               -----------------------------------------------------
               HOLDING COMPANY
               ---------------

               Not Applicable


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
------         ---------------------------------------------------------

               Not Applicable


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP
------         ------------------------------
               Not Applicable


ITEM 10.       CERTIFICATION
-------        -------------


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 Page 5 of 6 Pages

CUSIP No.  428236103                    13G
           ---------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  JULY 8, 1998
                     --------------------------------------
                                      Date


                                      /s/
                -------------------------------------------------
                                    Signature


              GEORGE A. VERA/DIRECTOR OF FINANCE AND ADMINISTRATION
      --------------------------------------------------------------------
                                   Name/Title


                                 Page 6 of 6 Pages